Exhibit 10.54

Certain identified information marked with “[***]” has been omitted from this document because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.

PS20-034

SERVICE AGREEMENT

MAIN DOCUMENT

Name of Project: Operation and Maintenance of GOLD—Repair and Maintenance Information platform Short description of activities under this Service Agreement: Related to the GOLD platform, secure running operations and maintenance, provide support on the platform and vehicle data quality for end-users.

This Service Agreement is between Volvo Car Corporation, Reg. No. 556074-3089, a corporation organized and existing under the laws of Sweden (“Service Provider”), and Polestar Performance AB, Reg. Nr. 556653-3096, a corporation organized and existing under the laws of Sweden (“Purchaser”).

Each of Service Provider and Purchaser is hereinafter referred to as a “Party” and jointly as the “Parties”.

BACKGROUND

A.

The Parties have jointly developed a digital platform to be used for making vehicle repair and maintenance information available for independent operators in accordance with various applicable national legislation (the “GOLD Platform”). The Parties have further agreed that Service Provider should be the Party who handles daily operation, maintenance and support of the GOLD Platform on behalf of both Parties. Thus, the Parties have determined that Service Provider shall provide to Purchaser certain Services (as defined in the General Terms), which are further described in the Service Specification in Appendix 1. The provision of the Services shall be performed in accordance with the terms in this service agreement and its appendices (the “Service Agreement”).

B.	Simultaneously, the Parties will enter into a License Agreement to, among other things, regulate the ownership of and grants of rights to use the GOLD Platform (the “License Agreement”).

C.

Purchaser now wishes to enter into this Service Agreement for the purpose of receiving the Services and Service Provider wishes to provide the Services in accordance with the terms set forth in this Service Agreement.

D.	In light of the foregoing, the Parties have agreed to execute this Service Agreement.

AGREEMENT

1.	GENERAL

1.1

This Service Agreement consists of this main document (the “Main Document”) and its appendices. This Main Document sets out the specific terms in respect of the provision of the Services, whereas Appendix 2 sets out certain general terms and conditions applicable to the Parties’ rights, obligations and performance of the Parties’ activities hereunder (the “General Terms”).

1.2	All capitalized terms used, but not specifically defined in this Main Document, shall have the meaning ascribed to them in the General Terms.

2.	SERVICE SPECIFICATION

2.1	The Parties have agreed upon the scope and specification for the Services as specified in the Service Specification in Appendix 1.

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3.	CHANGE MANAGEMENT

3.1	The Parties have agreed upon the governance and procedures for managing major updates and changes to the GOLD platform as specified in the Change Management Specification in Appendix 5.

4.	AFFILIATE

4.1	Affiliate shall for the purpose of this Service Agreement have the following meaning:

4.2

“Affiliate” means any other legal entity that, directly or indirectly, is controlled by Volvo Car Corporation or Polestar Automotive Holding Limited; and control means the possession, directly or indirectly, by agreement or otherwise, of (i) at least 50% of the voting stock, partnership interest or other ownership interest, or (ii) the power (a) to appoint or remove a majority of the board of directors or other governing body of an entity, or (b) to cause the direction of the management of an entity.

5.	SERVICE CHARGES

5.1

In consideration of Service Provider’s performance of the Services under this Service Agreement, Purchaser shall to pay to Service Provider the service charges as further described below (the “Service Charges”).

5.2

The Service Charges for the Services will be based on the Purchaser’s share of actual hours required for the Services to be performed by Service Provider as set forth in the Service Specification in Appendix 1 and the Service Charges in Appendix 3. The Parties acknowledge that the estimated Service Charges set forth in the Service Specification in Appendix 1, are based on an estimation of the amount of hours required for the performance of the Services and that this estimation may differ from the final actual number of hours charged by Service Provider. Hence, the Service Charges will ultimately be invoiced based on actual hours, not on estimated hours.

5.3	The Service Charges shall be paid in the currency: Swedish Krona (SEK).

5.4

The hourly rates that are used to calculate the Service Charges shall be determined by Service Provider on an annual basis in compliance with applicable tax legislation, including but not limited to the principle of “arm’s length distance” between the Parties. The hourly rates shall be calculated using the cost plus method, i.e. full cost incurred plus an arm’s length mark-up. All costs Service Provider has in order to perform the Services shall be reimbursed by Purchaser.

6.	PAYMENT

6.1

If Service Provider, pursuant to the General Terms, appoints its Affiliates and/or subcontractors to perform the Services under this Service Agreement, Service Provider shall include the costs relating to such work in the invoices to Purchaser.

6.2	The actual Service Charges shall be invoiced on a monthly basis at the end of each month and paid by Purchaser in accordance with what is set out in the General Terms.

7.	GOVERNANCE FORUM

7.1

The Parties agree that governance in respect of this Service Agreement shall be handled in accordance with what is set out in the General Terms in Appendix 2. When reference is made to a relevant governance forum, it shall for the purpose of this Service Agreement have the meaning set out below in this Section 7.

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7.2

The first level of governance forum for handling the co-operation between the Parties in various matters, handling management, prioritisation of development activities etc. under the Service Agreement shall be the “Steering Committee”, which regarding cooperation between Service Provider and Purchaser is the so called Volvo Polestar Business Steering Committee. The Steering Committee shall be the first level of governance forum established by the Parties for handling the cooperation between them in respect of various matters.

7.3

The higher level of governance forum, to which an issue shall be escalated if the Steering Committee fails to agree upon a solution shall be the “Strategic Board”, which regarding cooperation between Service Provider and Purchaser is the so called Volvo Polestar Executive Meeting. The Strategic Board shall be the highest level of governance forum established by the Parties for handling the cooperation between them in respect of various matters.

8.	TERRITORY

8.1	For the purposes of this Service Agreement, the “Territory” shall mean all countries in the world.

9.	TEMPLATE FINANCIAL REPORTING

9.1	The Parties agree that the basis for calculating the Service Charges shall be transparent and auditable to Purchaser and be done based on the template attached as Appendix 4.

10.	DATA PROCESSING AGREEMENT

10.1

If Service Provider processes any personal data on Purchaser’s behalf and in accordance with its instructions as part of or in connection with the performance of the Services, the Parties agree that the General Data Processing Agreement between the Parties dated 1 June 2019 shall apply between the Parties, and shall be deemed an integrated part of this Service Agreement.

10.2

The Parties shall at all times comply with applicable laws on protection of personal data, in particular, but not limited to the EU Data Protection Laws (as defined in the General Terms in Appendix 2), and shall use its commercially reasonable efforts to ensure that any Affiliates or subcontractors engaged by it also comply therewith.

11.	ORDER OF PRIORITY

11.1

In the event there are any contradictions or inconsistencies between the terms of this Main Document and any of the Appendices hereto, the Parties agree that the following order of priority shall apply:

(1)	This Main Document

(2)	Appendix 2, General Terms—Service Agreement

(3)	Appendix 1, Service Specification

(4)	Appendix 5, Change Management

(5)	Appendix 3, Service Charges

(6)	Appendix 4, Template Financial Reporting

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12.	NOTICES

12.1

All notices, demands, requests and other communications to any Party as set forth in, or in any way relating to the subject matter of, this Service Agreement shall be sent to the following addresses and shall otherwise be sent in accordance with the terms in the General Terms:

(a)	To Service Provider:

Volvo Car Corporation

Attention: [***]

50419 Owner’s Controlling and Related Party

VAK HC2N

SE-405 31 Göteborg

Email: [***]

With a copy not constituting notice to:

Volvo Car Corporation

Attention: [***]

57200 SB&T Software

RB SE-405 31 Göteborg

Email: [***]

(b)	To Purchaser:

Polestar Performance AB

Attention: [***]

Assar Gabrielsson väg

9 418 78 Göteborg

Email: [***]

With a copy not constituting notice to:

Polestar Performance AB

Attention: [***]

Assar Gabrielsson väg

9 418 78 Göteborg

Email: [***]

[SIGNATURE PAGE FOLLOWS]

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This Service Agreement has been signed in two (2) originals, of which the Parties have received one (1) each.

VOLVO CAR CORPORATION		POLESTAR PERFORMANCE AB

By:	/s/ Maria Hemberg	By:	/s/ Anna Rudensjo
Printed Name: Maria Hemberg		Printed Name: Anna Rudensjo
Title:	General Counsel	Title:	General Counsel
Date:	2 Dec, 2020	Date:	6 Dec, 2020

By:	/s/ Carla DeGeyseleer
Printed Name: Carla DeGeyseleer		By:	/s/ Nils Mösko
Title:	CFO	Printed Name: Nils Mösko
Date:	2 Dec, 2020	Title:	Deputy CFO
		Date:	6 Dec, 2020

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SERVICE AGREEMENT

APPENDIX 1

SERVICE SPECIFICATION

1.	GENERAL

1.1

This Service Specification is a part of the Service Agreement executed between Service Provider and Purchaser. This Service Specification sets out the scope and the specification of the activities that shall be performed under the Service Agreement, the division of responsibilities between Service Provider and Purchaser and the applicable time plan for the performance of the activities.

2.	DEFINITIONS

2.1

Any capitalised terms used but not specifically defined herein shall have the meanings set out for such terms in the Main Document. In addition, the capitalised terms set out below in this Section 2 shall for the purposes of this Service Specification have the meanings described herein. All capitalised terms in singular in the list of definitions shall have the same meaning in plural and vice versa.

2.2

“Change Management” describes the structure and guiding principles of the decision process between the Partners for performing updates, changes and additions to platform capabilities, which are included as Appendix 5.

2.3	DevOps Team—The GOLD development team also responsible for support, maintenance & operations of the platform.

2.4	End-customer—Independent Operator registered on the Platform and purchasing online RMI subscriptions or contracting RMI bulk package deliveries.

2.5	End-users-subscribed users to the platform, typically workshop technicians or dealer legal representatives.

2.6

GOLD—Global Online Legal Data Distribution, a Platform built and operated by Service Provider to support a catalogue of different types of information to registered and subscribed recipients outside of the authorized Vehicle Manufacturers (VM’s) network. Information provided from VMs via the platform includes, but is not limited to, Repair & Maintenance Information (RMI) and Periodical Technical Inspection (PTI) information. Customers of this information are Independent Operators (IO).

2.7	Independent Operator—non-authorized automotive industry actor such as workshops, resellers or redistributors of RMI, tool manufacturers, parts manufacturers, etc.

2.8	Platform-the GOLD platform.

2.9	Production—The publicly accessible website of the launched GOLD platform.

2.10	PSP-Payment Service Provider providing services for credit card payments, billing, etc.

2.11	PTI—Periodical Technical Inspection, Information on how to perform a technical inspection on specific parts of the vehicle, for example: Brakes, Steering, Lamps, Chassis, etc.

2.12

RMI—Repair & Maintenance Information, meaning information on how to repair and maintain brand vehicles such as Workshop procedures, Wiring diagrams, Technical service bulletins, Recall information, Maintenance schedules, Spare parts information, Accessories information, Work order labour times, Special tools information, etc.

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2.13	RMI bulk package—a set of data files of RMI extracted from the vehicle information source systems containing RMI.

2.14	Service Customer—contracted Platform user, which is not a Party, paying for a branded instance of GOLD.

2.15

TIS—Technical Information Shop, part of the process for end-users to acquire VIDA access dealing with payments. Being part of solution design for up to four (4) RMI use cases and possibly affected by US franchising law brand-separation requirement.

2.16

VIDA—Vehicle Information Diagnostics for After Sales, on-premise client-server system owned and operated by Service Provider, which will be used as the source system of RMI for both Parties, and where Party specific data will be filtered by vehicle profile information (model, model year, etc.).

3.	GENERAL DESCRIPTION

3.1

The Parties have agreed that Service Provider shall operate the GOLD platform on behalf of both Parties and by doing so, strive to achieve the highest possible level of synergies without compromising each Party’s need of brand separation and identification towards the End-users and End-customers.

3.2

The overall objectives of the activities are to secure running operations and maintenance, provide support on the platform and vehicle data quality for end-users, as well as facilitate and implement necessary or requested changes to the platform.

3.3

For the sake of clarity, this Service Agreement describes the Services provided by Service Provider to Purchaser, but both Parties acknowledge that the corresponding activities will be carried out also on behalf of Service Provider itself. The total cost of operating GOLD shall be shared between the Parties as set forth in Appendix 3, Service Charges.

4.	ASSUMPTIONS/PRE-REQUISITES

4.1

Both Parties agrees to the overall business logic, rules and setup implemented in the GOLD platform not eligible for configuration, unless it fundamentally breaks the business requirements of the Party.

4.2	Branding requirements from either Party are reasonable and can fit within the current design and layout of the GOLD platform without changes to common code.

4.3	Texts related to site content or function are not eligible for change but will instead be mirrored between all Parties and Service Customers.

4.4

Selected PSP (Stripe) and ERP finance system (SAP) is contracted by the Purchaser extending until the cancellation of this agreement, necessary setup performed, and authorization details and accesses provided to Service Provider well in due time prior to deployment into Production.

4.5

Data models and file formats made available through RMI bulk packages are limited to the current available information models and data export formats in the backend source system, which excludes any customer-specific data transformation requested.

4.6

Product and subscription structure (RMI package access) shall mirror the same setup as for Authorized Repairers similar to the VIDA Base Package with 3 user licenses and predetermined subscription period lengths—however with the difference that no additional user licenses can be bought per dealer site/location. Subscription prices for RMI access can however be customized with different subscription period lengths (minimum 1 day).

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5.	DESCRIPTION OF THE SERVICE ACTIVITIES

5.1	Operate & maintain the platform

5.1.1	General Description Secure that software, licenses and certificates utilized by the platform are continuously updated and paid as required.

Secure that integrations to connected systems are kept up to date and operational. This includes any development forced by changes in those systems, making sure the platform is fully operational at all times.

Platform and service performance and availability exceeds the minimum agreed requirements; as well as stipulated by any legislative body.

Conduct annual controls for user accesses, security and liability according to Service Provider’s policies and control processes.

Immediately provide information and details to Purchaser on any found indications or proof of fraudulent behaviour, including revoking platform access for affected users.

Keep site content & branding (imagery, common texts, translations, colours, fonts, etc.) up to date according to changing Purchaser brand requirements (within reason), also including site changes induced by updates/changes in integrated systems.

5.1.2	Need

The platform needs to be available according to legislative requirements and performing in a satisfactory way when it comes to end-customers accessibility.

Only authorized users should have access to the platform at any given time.

The platform should continuously be patched and upgraded to comply with Service Provider policy.

5.1.3	Objective

Operations, availability and performance of the platform according to set requirements secured.

5.2	Secure and operate Purchaser operational revenue stream

5.2.1	General Description

Secure operational revenue stream into Purchaser’s bank account and insertion of associated verifications in Purchaser’s financial system (accounting walk).

Perform (manual) refunds when necessary.

Provide simple RM I sales reports from the selected PSP platform (Stripe).

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5.2.2	Need

Revenue from the platform need continuously to be registered as income in Purchaser finance system and the money need to be transferred to the Purchaser bank account.

5.2.3	Objective

RMI revenue stream maintenance function for Purchaser operational.

5.3	Configure subscription options and pricing according to Purchaser requests

5.3.1	General Description

Update solution configuration to Purchaser subscription period options and pricing on a per-market basis.

5.3.2	Need

It should be possible to adapt subscription period lengths offered to the customers as well as the pricing of RMI per market (based on the selected country on the company profile).

5.3.3	Objective

Products to be sold defined and set up in the system (vehicle information packages by information type and vehicle characteristics) as “Full RMI access for all vehicle models and model years’’.

Purchase parameters configured (subscription time period & pricing per market)

5.4	Perform bug fixes and implement change requests

5.4.1	General Description Continuously perform bug fixing and development according to Appendix 5 Change Management.

5.4.2	Need

Relevant bugs need to be fixed.

Platform may need to be updated or amended for new business opportunities or legal reasons.

5.4.3	Objective

New (financed) business, legal requirements and bug fixes approved, implemented, tested and deployed to the production environment.

5.5	Provide support

5.5.1	General Description

Receive and respond to 1st line support cases on platform or user account issues.

Solve support cases regarding platform and user account and access issues.

Forward support cases relating to vehicle information and data quality to affected persons assigned to the information set in question.

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Direct workshop procedure support requests to designated support team (otherwise available as a function inside the application and shouldn’t reach the DevOps team).

Report status to the requester throughout the entire support case cycle for platform, user account or data quality issues—either via a case tool, e-mail or telephone (as deemed necessary).

Continuously document and deliver support instructions for all stakeholders, including Endcustomers.

The DevOps team will be available weekend-free Monday to Friday 8 am to 5 pm CET (9 hours daily). Support requests can however be filed at any time using the provided channel/options.

5.5.2	Need

End-customers will require support in the following major areas: platform, user accounts & accesses, workshop procedures & understanding the vehicle information and finally vehicle information data quality.

5.5.3	Objective

End-customers can request support related to the platform and vehicle information, and they get their support cases resolved.

5.6	Provide RMI bulk delivery services

5.6.1	General Description

Participate and support in RMI customer contract negotiations.

Create custom RMI bulk packages according to customer requirements and make them available for download on the GOLD website for the respective customer.

5.6.2	Need

Purchaser need to be able to sell and deliver bulk RMI data, which requires understanding of the RMI characteristics and available delivery formats and limitations.

5.6.3	Objective

End-customer contracts negotiated and agreed as needed on a case-by-case basis.

Customized RMI bulk packages per contract created and made available.

5.7	Contract new platform Service Customers

5.7.1	General Description

Lead and drive platform Service Customer contract negotiations.

Write contract drafts for approval.

Jointly sign the Service Customer contracts.

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5.7.2	Need

The Parties need to be able to contract new Service Customers using the Platform.

5.7.3	Objective

Service Customer contract’s drafted, approved and signed as needed on a case-by-case basis.

6.	TIMING AND DELIVERABLES

6.1	The activities shall commence on [***].

6.2	The following milestones and/or deadlines shall apply:

[***]

7.	ESTIMATED HOURS

7.1	The Parties estimate that [***] hours are required to perform Purchaser’s share of the Services annually. [***]

7.2	[***].

8.	PARTIES RESPONSIBILITIES

8.1	General. The division of the responsibilities between the Parties can be described as follows in this Section 8.

8.2	Service Provider’s responsibilities. Service Provider is responsible for the following activities:

(a)	Perform the service activities as described in this document;

(b)	Receive, prioritize and respond to change requests;

(c)	Co-finance agreed change requests and larger corrections ([***]);

(d)	Implement approved changes according to agreed priority;

(e)	Operate the platform and secure compliance, availability and performance;

(f)	Provide support to end-customers regarding platform and usage (support regarding Purchaser specific RMI not included);

(g)	Be responsible for the establishing of Service Customer contracts;

(h)	Secure that contribution other Platform Service Customers is either (1) transferred to Purchaser directly or; (2) used as payment for (part of) Purchaser’s Service Fee as defined by this Agreement;

(i)	Assist in RMI contract negotiations and create customised Purchaser RMI bulk packages;

(j)	Drive (new) Service Customer negotiations, write contract drafts for approval and sign them

8.3	Purchaser’s responsibilities. Purchaser is responsible for the following:

(a)	Use agreed channel(s) for placing change requests;

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(b)	Provide rationale for prioritization of requested changes;

(c)	Co-finance agreed change requests and larger corrections ([***])

(d)	Participate in platform change management and maintenance meetings;

(e)

Creation and handling of end-customer contracts related to products offered, sold and delivered through the platform—including data quality issues, complaints, purchases, business relations and similar areas not directly related to the use of the technical platform;

(f)	Support the establishing of Service Customer contracts;

(g)	Secure (quality) vehicle information for current and future Purchaser car models and sales versions in agreed format(s);

(h)	Secure a continuous contract (subscription), account and access to the Payment Service Platform (Stripe);

(i)	Inform on any pending process or system change internal to Purchaser affecting the solution in any way;

(j)	Provide material (texts, translations, images, etc.) for updates in site content and branding;

(k)	Annually perform user access reviews for all Purchaser platform users

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SERVICE AGREEMENT

APPENDIX 2

GENERAL TERMS

1.	BACKGROUND

This Appendix 2, General Terms—Service Agreement, (the “General Terms”) is an Appendix to the Main Document and is an integrated part of the Service Agreement entered into between the Parties.

2.	DEFINITIONS

2.1

For the purpose of these General Terms, the following terms shall have the meanings assigned to them below. All capitalized terms in singular in the list of definitions shall have the same meaning in plural and vice versa. Any capitalized terms used, but not specifically defined below in this Section 2, shall have the meaning ascribed to them in the Main Document.

2.2	“Appendix” means an appendix to the Main Document.

2.3	“Background IP” means the Intellectual Property Rights either:

(a)	owned by either of the Parties;

(b)	created, developed or invented by directors, managers, employees or consultants of either of the Parties;

(c)	to which the Party has licensed rights instead of ownership and the right to grant a sublicense prior to the execution of this Service Agreement, and any Intellectual Property Rights developed or otherwise acquired independently of this Service Agreement.

2.4-

“Confidential Information” means any and all non-public information regarding the Parties and their respective businesses, whether commercial or technical, in whatever form or media, including but not limited to the existence, content and subject matter of this Service Agreement, information relating to Intellectual Property Rights, concepts, technologies, processes, commercial figures, techniques, algorithms, formulas, methodologies, knowhow, strategic plans and budgets, investments, customers and sales, designs, graphics, CAD models, CAE data, statement of works (including engineering statement of works and any high level specification), targets, test plans/reports, technical performance data and engineering sign-off documents and other information of a sensitive nature, that a Party learns from or about the other Party prior to or after the execution of this Service Agreement.

2.5	“Disclosing Party” means the Party disclosing Confidential Information to the Receiving Party.

2.6

“EU Data Protection Laws” shall mean collectively, any applicable data protection, privacy or similar law generally applicable to the processing of personal data, including but not limited to Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data, and repealing Directive 95/46/EC (General Data Protection Regulation) and any act or piece of national legislation implementing, supporting or otherwise incorporating said regulation, including any amendment made to any of the foregoing.

2.7	“Force Majeure Event” shall have the meaning set out in Section 15.1.

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2.8

“Industry Standard” means the exercise of such professionalism, skill, diligence, prudence and foresight that would normally be expected at any given time from a skilled and experienced actor engaged in a similar type of undertaking as under this Service Agreement.

2.9

“Intellectual Property Rights” or “IP” means Patents, Non-patented IP, rights in Confidential Information and Know-How to the extent protected under applicable laws anywhere in the world. For the avoidance of doubt, Trademarks are not comprised by this definition.

2.10

“Know-How” means confidential and proprietary industrial, technical and commercial information and techniques in any form including (without limitation) drawings, formulae, test results, reports, project reports and testing procedures, instruction and training manuals, tables of operating conditions, specifications, component lists, market forecasts, lists and particulars of customers and suppliers.

2.11	“Main Document” means the contract document (with the heading “Main Document—Service Agreement”), which is signed by Service Provider and Purchaser, to which these General Terms are an Appendix.

2.12

“Non-patented IP” means copyrights (including rights in computer software), database rights, semiconductor topography rights, rights in designs, and other intellectual property rights (other than Trademarks and Patents) and all rights or forms of protection having equivalent or similar effect anywhere in the world, in each case whether registered or unregistered, and registered includes registrations, applications for registration and renewals whether made before, on or after execution of this Service Agreement.

2.13

“Patent” means any patent, patent application, or utility model, whether filed before, on or after execution of this Service Agreement, along with any continuation, continuation-in-part, divisional, re-examined or re-issued patent, foreign counterpart or renewal or extension of any of the foregoing.

2.14	“Receiving Party” means the Party receiving Confidential Information from the Disclosing Party.

2.15

“Results” shall mean any outcome of the Services provided to Purchaser under this Service Agreement (including but not limited to any IP, technology, software, methods, processes, deliverables, objects, products, documentation, modifications, improvements, and/or amendments to be carried out by Service Provider under the Service Specification) and any other outcome or result of the Services to be performed by Service Provider as described in the relevant Service Specification, irrespective of whether the performance of the Services has been completed or not.

2.16	“Services” shall mean the services to be performed by Service Provider to Purchaser hereunder, including all services under the Appendices attached hereto.

2.17	“Service Agreement” means the Main Document including all of its Appendices and their Schedules as amended from time to time.

2.18	“Service Charges” means the service charges as set forth or referenced to in the Main Document.

2.19

“Service Specification” describes the Services to be provided by Service Provider to Purchaser hereunder including (if applicable) a time plan for the provision of the Services, which is included as Appendix 1 in this Service Agreement.

2.20	“Third Party” means a party other than any of the Parties and/or an Affiliate of one of the Parties to this Service Agreement.

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2.21

“Trademarks” means trademarks (including part numbers that are trademarks), service marks, logos, trade names, business names, assumed names, trade dress and get-up, and domain names, in each case whether registered or unregistered, including all applications, registrations, renewals and the like, in each case to the extent they constitute rights that are enforceable against Third Parties.

2.22

“Use” means to make, have made, use (including in a process, such as use in designing, engineering, testing or assembling products or in their research or development), keep, install, integrate, extract, assemble, reproduce, incorporate, create derivative works of, modify, adapt, improve, enhance, develop, service or repair, including in the case of installation, integration, assembly, service or repair, the right to have a subcontractor of any tier carry out any of these activities on behalf of the Parties in their capacity as a licensee hereunder.

2.23

The right to “have made” is the right of a Party in its capacity as a licensee hereunder, as applicable, to have another person (or their subcontractor of any tier) make for that Party and does not include the right to grant sublicenses to another person to make for such person’s own use or use other than for that Party.

3.	PROVISION OF SERVICES

3.1	Service Specification. The Parties have agreed upon the scope and specification of the Services provided under this Service Agreement in the Service Specification.

3.2

Service Recipients. In addition to Purchaser, all of Purchaser’s Affiliates shall be entitled to receive and use the Services under this Service Agreement. Nevertheless, Purchaser shall be Service Provider’s sole point of contact and shall be responsible for payment of the Service Charges as set forth in this Service Agreement, irrespectively of whether it is Purchaser or any of Purchaser’s Affiliates that in reality received and used the Services.

3.3	Subcontractors.

3.3.1

The Parties acknowledge that Service Provider may use its Affiliates and/or subcontractors to perform the Services under this Service Agreement, provided that Service Provider informs Purchaser thereof.

3.3.2

Service Provider shall however remain responsible for the performance, and any omission to perform or comply with the provisions of this Service Agreement, by any Affiliate to Service Provider and/or any subcontractor to the same extent as if such performance or omittance was made by Service Provider itself. Service Provider shall also remain Purchaser’s sole point of contact unless otherwise agreed.

3.4

Relationship between the Parties. The Parties are acting as independent contractors when performing each Party’s respective obligations under the Service Agreement. Neither Party nor its Affiliates are agents for the other Party or its Affiliates and have no authority to represent them in relation to any matters. Nothing in these General Terms or the Service Agreement shall be construed as to constitute a partnership or joint venture between the Parties.

4.	SERVICE REQUIREMENTS

4.1	All Services shall be performed in accordance with the requirements set forth in this Service Agreement, including the Service Specification, and otherwise in a professional manner.

4.2

When providing the Services, Service Provider shall use professional and skilled personnel, reasonably experienced for the Services to be performed, Service Provider shall work according to the same standard of care and professionalism that is done in Service Provider’s internal business and development projects. Such standard of care and professionalism, shall however at all times correspond to Industry Standard. For the avoidance of doubt, Service Provider is responsible for all necessary recruiting and hiring costs associated with employing appropriate personnel as well as all necessary training costs.

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4.3

Service Provider acknowledges that time is of essence and Service Provider agrees to strictly respect and adhere to the deadlines set out in the Service Specification in Appendix 1, such as time limits, milestones and gates. In the event Service Provider risks not to meet an agreed deadline or is otherwise in delay with the performance of the Services, Service Provider shall appoint additional resources in order to avoid the effects of the anticipated delay or the delay (as the case may be).

4.4

In the event the Services or any part thereof, more than insignificantly deviate from the requirements set forth in the Service Specification, or if Service Provider otherwise does not meet or ceases to meet the requirements set forth in this Service Agreement (except for minor faults and defects, which do not affect the provision of the Services), Service Provider shall remedy such incompliance, fault or defect as soon as reasonably possible.

4.5

In the event Service Provider fails to act in accordance with Section 4.3 and 4.4 above, such failure shall be escalated in accordance with the escalation principles set forth in Section 17.1 and eventually give Purchaser the right to terminate the Service Agreement in accordance with Section 14.4.

4.6

Purchaser shall provide Service Provider with instructions as reasonably required for Service Provider to be able to carry out the Services. Service Provider must continuously inform Purchaser of any needs of additional instructions or specifications required to perform the Services.

4.7

Service Provider shall ensure that it has sufficient resources to perform its undertakings under this Service Agreement. Further, Service Provider undertakes to ensure that the performance of the Services will not be given lower priority than other of Service Provider’s internal similar projects.

5.	INTELLECTUAL PROPERTY RIGHTS

5.1	Ownership of existing Intellectual Property Rights.

5.1.1	Each Party remains the sole and exclusive owner of its Background IP.

5.1.2	Nothing in this Service Agreement shall be deemed to constitute an assignment of, or license to use, any Trademarks of the other Party, except for what is stated in section 5.5 below.

5.2

Ownership of Results. In the event any Results are created as a result of the Services provided by Service Provider (or if applicable, any of its appointed Affiliates or subcontractors) under this Service Agreement, the Parties agree that Service Provider shall be the exclusive owner of such Results, including all modifications, amendments and developments thereof. Hence, all Results shall automatically upon their creation stay with Service Provider.

5.3	License grant.

5.3.1

Upon creation of any Results under this Service Agreement, the terms and conditions set out in Appendix 2, Section 4, of the License Agreement (agreement number PS20-033) shall apply. The Purchaser’s due payment of the Service Fees under this Service Agreement is considered to include the compensation for any Result created under this Service Agreement and the license fee under the above mentioned License Agreement shall not be affected.

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5.4	Volvo brand name.

5.4.1

For the sake of clarity, it is especially noted that this Service Agreement does not include any right to use the “Volvo” brand name, or Trademarks, or refer to “Volvo” in communications or official documents of whatever kind. The Parties acknowledge that the “Volvo” Trademarks as well as the “Volvo” name is owned by Volvo Trademark Holding AB and that the right to use the name and the “Volvo” Trademarks is subject to a service agreement, which stipulates that the name, Trademarks and all thereto related Intellectual Property can only be used by Volvo Car Corporation and its Affiliates in relation to Volvo products.

5.4.2

This means that this Service Agreement does not include any rights to directly or indirectly use the “Volvo” brand name or “Volvo” Trademarks, on or for any products or when marketing, promoting and/or selling such products, or in any other contacts with Third Parties, e.g. in presentations, business cards and correspondence.

5.5	Polestar brand name.

5.5.1

This Service Agreement includes the right to use the Polestar brand name or Trademarks, or refer to Polestar for the limited purpose of what is needed to operate and maintain the GOLD platform. When using the Polestar Trademark or Polestar brand name the Service Provider shall, with respect to the GOLD platform limitations, comply with any instructions or guidelines provided by Purchaser.

5.5.2

This means that this Service Agreement does not include any other rights to directly or indirectly use the Polestar brand name or Polestar Trademarks, on or for any products that do not relate to this Service Agreement, or when marketing, promoting and/or selling such products, or in any other contacts with Third Parties, e.g. in presentations, business cards and correspondence, unless with the prior written consent of Polestar.

6.	SERVICE CHARGES

6.1

In consideration of Service Provider’s performance of the Services under this Service Agreement, Purchaser agrees to pay to Service Provider the Service Charges as set forth or referenced to in the Main Document.

7.	PAYMENT TERMS

7.1	The Service Charges shall be paid in the currency set forth in the Main Document, in a timely manner and in accordance with the payment terms set forth in this Section 7.

7.2

Service Provider is responsible for charging and declaring sales tax/VAT or other taxes as follow from applicable law. Any applicable sales tax/VAT on the agreed price will be included in the invoices and paid by Purchaser. All amounts referred to in this Service Agreement are exclusive of VAT.

7.3

If Service Provider is obligated to collect or pay taxes, such taxes shall be invoiced to Purchaser, unless Purchaser provides a valid tax exemption certificate authorized by the appropriate Tax Authority. If Purchaser is required by law to withhold any taxes from its payments, Purchaser must provide an official tax receipt or other appropriate documentation to support this withholding.

7.4	Any amount of the Service Charges invoiced by Service Provider to Purchaser shall be paid by Purchaser within 30 days after the invoice date.

7.5

Payment made later than the due date will automatically be subject to interest for late payments for each day it is not paid and the interest shall be based on the one month applicable interbank rate, depending on invoice and currency, with an addition of two per cent (2.0%) per annum.

7.6	Any paid portion of the Service Charges is non-refundable, with the exception set forth in the Main Document.

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8.	AUDIT

8.1

During the term of the Service Agreement, Purchaser shall have the right to, upon reasonable notice in writing to Service Provider, inspect Service Provider’s books and records related to the Services and the premises where the Services are performed, in order to conduct quality controls and otherwise verify the statements rendered under this Service Agreement.

8.2

Audits shall be made during regular business hours and be conducted by Purchaser or by an independent auditor appointed by Purchaser. Should Purchaser during any inspection find that Service Provider or the Services does/do not fulfil the requirements set forth herein, Purchaser is entitled to comment on the identified deviations. Service Provider shall, upon notice from Purchaser, take reasonable efforts to take the actions required in order to fulfil the requirements. In the event the Parties cannot agree upon measures to be taken in respect of the audit, each Party shall be entitled to escalate such issue to the Steering Committee.

9.	REPRESENTATIONS

9.1	Each Party warrants and represents to the other Party that:

(a)	it is duly organized, validly existing, and in good standing under the laws of its respective jurisdiction of incorporation or formation, as applicable;

(b)	it has full corporate power and authority to execute and deliver this Service Agreement and to perform its obligations hereunder;

(c)

the execution, delivery and performance of this Service Agreement have been duly authorized and approved, with such authorization and approval in full force and effect, and do not and will not (i) violate any laws or regulations applicable to it or (ii) violate its organization documents or any agreement to which it is a party; and

(d)	this Service Agreement is a legal and binding obligation of it, enforceable against it in accordance with its terms.

10.	SERVICE WARRANTY

10.1	When performing the Services, Service Provider shall provide professional and skilled personnel, reasonably experienced for the Services to be performed at the best of their knowledge.

10.2

Service Provider provides the Services “as is”. Service Provider does neither warrant nor represent that any Services, provided or delivered to Purchaser hereunder are functional for the business needs of Purchaser or otherwise suitable for any specific purpose, nor that the Services, are not infringing any Intellectual Property of any third party. Service Provider does neither give any representations or warranties as regards the merchantability of the deliverables to be delivered hereunder nor any other representations or warranties of any kind whatsoever concerning the Services. Purchaser acknowledges that the price of the Services to be performed and other deliverables to be delivered by Service Provider are set in consideration of the foregoing.

10.3

Service Provider shall after receipt of notice of a claim related to Purchaser’s use of the Services notify Purchaser of such claim in writing and Purchaser shall following receipt of such notice, to the extent permitted under applicable law, at its own cost conduct negotiations with the third party presenting the claim and/or intervene in any suit or action. Purchaser shall at all times keep Service Provider informed of the status and progress of the claim and consult with Service Provider on

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appropriate actions to take, if Purchaser fails to or chooses not to take actions to defend Service Provider within a reasonable time, or at any time ceases to make such efforts, Service Provider shall be entitled to assume control over the defence against such claim and/ or over any settlement negotiation at Purchaser’s cost. Any settlement proposed by Purchaser on its own account must take account of potential implications for Service Provider and shall therefore be agreed with Service Provider before settlement. Each Party will at no cost furnish to the other Party all data, records, and assistance within that Party’s control that are of importance in order to properly defend against a claim.

11.	LIMITATION OF LIABILITY

11.1	Neither Party shall be responsible for any indirect, incidental or consequential damage or any losses of production or profit caused by it under this Service Agreement.

11.2

Each Party’s aggregate liability for any direct damage arising out of or in connection with this Service Agreement shall be limited to 30 % of the total Service Charges payable by Purchaser to Service Provider hereunder.

11.3	The limitations of liability set forth in this Section 11 shall not apply in respect of:

(a)	claims related to death or bodily injury;

(b)	damage caused by wilful misconduct or gross negligence;

(c)	damage caused by a Party’s breach of the confidentiality undertakings in Section 13 below; or

(d)	damage arising out of an infringement, or alleged infringement, of the other Party’s or any third party’s Intellectual Property.

12.	GOVERNANCE AND CHANGES

12.1	Governance.

12.1.1

The Parties shall act in good faith in all matters and shall at all times co-operate in respect of changes to this Service Agreement as well as issues and/or disputes arising under this Service Agreement.

12.1.2

The governance and co-operation between the Parties in respect of this Service Agreement shall primarily be administered on an operational level. In the event the Parties on an operational level cannot agree upon inter alia the prioritisation of development activities or other aspects relating to the co-operation between the Parties, each Party shall be entitled to escalate such issue to the Steering Committee.

12.1.3	If the Steering Committee fails to agree upon a solution of the disagreement the relevant issue should be escalated to the Strategic Board for decision.

12.2	Changes.

12.3

During the term of this Service Agreement, Purchaser can request changes to the Service Specification, which shall be handled in accordance with the governance procedure set forth in Section 12.1 above. Both Parties agree to act in good faith to address and respond to any change request within a reasonable period of time.

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12.4

The Parties acknowledge that Service Provider will not perform in accordance with such change request until agreed in writing between the Parties. For the avoidance of any doubt, until there is agreement about the requested change, all work shall continue in accordance with the existing Service Specification.

13.	CONFIDENTIAL INFORMATION

13.1	The Parties shall take any and all necessary measures to comply with the security and confidentiality procedures of the other Party.

13.2

All Confidential Information shall only be used for the purposes comprised by the fulfilment of this Service Agreement. Each Party will keep in confidence any Confidential Information obtained in relation to this Service Agreement and will not divulge the same to any Third Party, unless the exceptions specifically set forth below in this Section 13.2 below apply, in order to obtain patent protection or when approved by the other Party in writing, and with the exception of their own officers, employees, consultants or sub-contractors with a need to know as to enable such personnel to perform their duties hereunder, This provision will not apply to Confidential Information which the Receiving Party can demonstrate;

(a)	was in the public domain other than by breach of this undertaking, or by another confidentiality undertaking;

(b)	was already in the possession of the Receiving Party before its receipt from the Disclosing Party;

(c)	is obtained from a Third Party who is free to divulge the same;

(d)	is required to be disclosed by mandatory law, court order, lawful government action or applicable stock exchange regulations;

(e)	is reasonably necessary for either Party to utilize its rights and use of its Intellectual Property Rights; or

(f)	is developed or created by one Party independently of the other, without any part thereof having been developed or created with assistance or information received from the other Party.

13.3

The Receiving Party shall protect the disclosed Confidential Information by using the same degree of care, but no less than a reasonable degree of care, as the Receiving Parts uses to protect its own Confidential Information of similar nature, to prevent the dissemination to Third Parties or publication of the Confidential Information. Further, each Party shall ensure that its employees and consultants are bound by a similar duty of confidentiality and that any subcontractors taking part in the fulfilment of that Party’s obligations hereunder, enters into a confidentiality undertaking containing in essence similar provisions as those set forth in this Section 13.

13.4

Any tangible materials that disclose or embody Confidential Information should be marked by the Disclosing Party as “Confidential,” “Proprietary” or the substantial equivalent thereof. Confidential Information that is disclosed orally or visually shall be identified by the Disclosing Party as confidential at the time of disclosure, with subsequent confirmation in writing within 30 days after disclosure. However, the lack of marking or subsequent confirmation that the disclosed information shall be regarded as “Confidential”, “Proprietary” or the substantial equivalent thereof does not disqualify the disclosed information from being classified as Confidential Information.

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13.5

If any Party violates any of its obligations described in this Section 13, the violating Party shall, upon notification from the other Party, (i) immediately cease to proceed such harmful violation and take all actions needed to rectify said behaviour and (ii) financially compensate for the harm suffered as determined by an arbitral tribunal pursuant to Section 17.2 below. All legal remedies (compensatory but not punitive in nature) according to law shall apply.

13.6

For the avoidance of doubt, this Section 13 does not permit disclosure of source code to software, and/or any substantial parts of design documents to software, included in the Results, to any Third Party, notwithstanding what it set forth above in this Section 13. Any such disclosure to any Third Party is permitted only if approved in writing by Service Provider.

13.7	This confidentiality provision shall survive the expiration or termination of this Service Agreement without limitation in time.

14.	TERM AND TERMINATION

14.1

This Service Agreement shall become effective when the Main Document is signed by duly authorised signatories of each Party and shall, unless terminated in accordance with this Section 14 below, remain in force until the Services are completed.

14.2	Either Party shall be entitled to terminate this Service Agreement with immediate effect in the event:

(a)

the other Party commits a material breach of the terms of this Service Agreement, which has not been remedied within 30 days from written notice from the other Party to remedy such breach (if capable of being remedied); or

(b)

if the other Party should become insolvent or enter into negotiations on composition with its creditors or a petition in bankruptcy should be filed by it or it should make an assignment for the benefit of its creditors.

14.3	For avoidance of doubt, Purchaser not paying the Service Charges, without legitimate reasons for withholding payment, shall be considered in material breach for the purpose of this Service Agreement.

14.4

Furthermore, Purchaser is entitled to terminate this Service Agreement with immediate effect in case Service Provider acts in breach, which is not insignificant, of what is set forth in Section 4.3 and 4.4 provided that the issue first has been escalated in accordance with Section 17.1.

14.5	Purchaser shall in addition be entitled to cancel the Services performed by Service Provider for convenience upon 30 days written notice to Service Provider.

14.6

In the event Purchaser cancels the Services in accordance with Section 14.5 above, the Service Charges shall, in addition to what is set out in the Main Document, include any other reasonable proven costs Service Provider has incurred until the effective date of the cancellation.

14.7	Either Party shall in addition be entitled to terminate the Service Agreement for convenience upon 60 days written notice to the other Party.

15.	MISCELLANEOUS

15.1	Force majeure.

15.1.1

Neither Party shall be liable for any failure or delay in performing its obligations under the Service Agreement to the extent that such failure or delay is caused by a Force Majeure Event. A “Force Majeure Event” means any event beyond a Party’s reasonable control, which by its nature could not have been foreseen, or, if it could have been foreseen, was unavoidable, including strikes, lock-outs or other industrial disputes (whether involving its own workforce or a Third Party’s), failure of

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energy sources or transport network, restrictions concerning motive force, acts of God, war, terrorism, insurgencies and riots, civil commotion, mobilization or extensive call ups, interference by civil or military authorities, national or international calamity, currency restrictions, requisitions, confiscation, armed conflict, malicious damage, breakdown of plant or machinery, nuclear, chemical or biological contamination, sonic boom, explosions, collapse of building structures, fires, floods, storms, stroke of lightning, earthquakes, loss at sea, epidemics or similar events, natural disasters or extreme adverse weather conditions, or default or delays of suppliers or subcontractors if such default or delay has been caused by a Force Majeure Event.

15.1.2

A non-performing Party, which claims there is a Force Majeure Event, and cannot perform its obligations under the Service Agreement as a consequence thereof, shall use all commercially reasonable efforts to continue to perform or to mitigate the impact of its nonperformance notwithstanding the Force Majeure Event and shall continue the performance of its obligations as soon as the Force Majeure Event ceases to exist.

15.2

Notices. All notices, demands, requests and other communications to any Party as set forth in, or in any way relating to the subject matter of, this Service Agreement must be in legible writing in the English language delivered by personal delivery, email transmission or prepaid overnight courier using an internationally recognized courier service and shall be effective upon receipt, which shall be deemed to have occurred:

(a)	in case of personal delivery, at the time and on the date of personal delivery;

(b)	if sent by email transmission, at the time and date indicated on a response confirming such successful email transmission;

(c)	if delivered by courier, at the time and on the date of delivery as confirmed in the records of such courier service; or

(d)	at such time and date as delivery by personal delivery or courier is refused by the addressee upon presentation;

in each case provided that if such receipt occurred on a non-business day, then notice shall be deemed to have been received on the next following business day; and provided further that where any notice, demand, request or other communication is provided by any party by email, such party shall also provide a copy of such notice, demand, request or other communication by using one of the other methods. All such notices, demands, requests and other communications shall be addressed to the address, and with the attention, as set forth in the Main Document, or to such other address, number or email address as a Party may designate.

15.3	Assignment.

15.3.1	Neither Party may, wholly or partly, assign, pledge or otherwise dispose of its rights and/or obligations under this Service Agreement without the other Party’s prior written consent.

15.3.2	Notwithstanding the above, each Party may assign this Service Agreement to an Affiliate without the prior written consent of the other Party.

15.4

Waiver. Neither Party shall be deprived of any right under this Service Agreement because of its failure to exercise any right under this Service Agreement or failure to notify the infringing party of a breach in connection with the Service Agreement. Notwithstanding the foregoing, rules on complaints and limitation periods shall apply.

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15.5

Severability. In the event any provision of this Service Agreement is wholly or partly invalid, the validity of the Service Agreement as a whole shall not be affected and the remaining provisions of the Service Agreement shall remain valid. To the extent that such invalidity materially affects a Party’s benefit from, or performance under, the Service Agreement, it shall be reasonably amended.

15.6

Entire agreement. All arrangements, commitments and undertakings in connection with the subject matter of this Service Agreement (whether written or oral) made before the date of this Service Agreement are superseded by this Service Agreement and its Appendices.

15.7	Amendments. Any amendment or addition to this Service Agreement must be made in writing and signed by the Parties to be valid.

15.8	Survival.

15.8.1

If this Service Agreement is terminated or expires pursuant to Section 14 above, Section 5.3 (License grant), Section 13 (Confidentiality), Section 16 (Governing Law), Section 17 (Dispute Resolution) as well as this Section 15.8, shall survive any termination or expiration and remain in force as between the Parties after such termination or expiration.

15.8.2

Notwithstanding Section 15.8.1 above, if this Service Agreement is terminated due to Purchaser not paying the Service Charges, without legitimate reasons for withholding payment, pursuant to Section 14 above, Section 5.3 (License Grant) shall not survive termination or remain in force as between the Parties after such termination. For the avoidance of doubt, what is stated in this Section 15.8.2 shall only apply in relation to such licenses granted to Purchaser pursuant to Section 5.3 above and any licenses granted to Service Provider under Section 5.3 shall thus nevertheless remain in force after such termination.

16.	GOVERNING LAW

16.1

This Service Agreement and all non-contractual obligations in connection with this Service Agreement shall be governed by the substantive laws of Sweden, without giving regard to its conflict of laws principles.

17.	DISPUTE RESOLUTION

17.1	Escalation principles.

17.1.1

In case the Parties cannot agree on a joint solution for handling disagreements or disputes, a deadlock situation shall be deemed to have occurred and each Party shall notify the other Party hereof by the means of a deadlock notice and simultaneously send a copy of the notice to the Steering Committee. Upon the receipt of such a deadlock notice, the receiving Party shall within ten days of receipt, prepare and circulate to the other Party a statement setting out its position on the matter in dispute and reasons for adopting such position, and simultaneously send a copy of its statement to the Steering Committee. Each such statement shall be considered by the next regular meeting held by the Steering Committee or in a forum meeting specifically called upon by either Party for the settlement of the issue.

17.1.2

The members of the Steering Committee shall use reasonable endeavours to resolve a deadlock situation in good faith. As part thereof, the Steering Committee may request the Parties to in good faith develop and agree on a plan to resolve or address the breach, to be presented for the Steering Committee without undue delay, if the Steering Committee agrees upon a resolution or disposition of the matter, the Parties shall agree in writing on terms of such resolution or disposition and the Parties shall procure that such resolution or disposition is fully and promptly carried into effect.

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17.1.3

If the Steering Committee cannot settle the deadlock within 30 days from the deadlock notice pursuant to the section above, despite using reasonable endeavours to do so, such deadlock will be referred to the Strategic Board for decision. If no Steering Committee has been established between the Parties, the relevant issue shall be referred to the Strategic Board. Should the matter not have been resolved by the Strategic Board within 30 days counting from when the matter was referred to them, despite using reasonable endeavours to do so, the matter shall be resolved in accordance with Section 17.2 below.

17.1.4

All notices and communications exchanged in the course of a deadlock resolution proceeding shall be considered Confidential Information of each Party and be subject to the confidentiality undertaking in Section 13 above.

17.1.5

Notwithstanding the above, the Parties agree that either Party may disregard the time frames set forth in this Section 17.1 and apply shorter time frames and/or escalate an issue directly to the Strategic Board in the event the escalated issue is of an urgent character and where the applicable time frames set out above are not appropriate.

17.2	Arbitration.

17.2.1

Any dispute, controversy or claim arising out of or in connection with this Agreement, or the breach, termination or invalidity thereof, shall be finally settled by arbitration in accordance with the Arbitration Rules of the Arbitration Institute of the Stockholm Chamber of Commerce, whereas the seat of arbitration shall be Gothenburg, Sweden, the language to be used in the arbitral proceedings shall be English, and the arbitral tribunal shall be composed of three arbitrators.

17.2.2

Irrespective of any discussions or disputes between the Parties, each Party shall always continue to fulfil its undertakings under this Agreement unless an arbitral tribunal or court (as the case may be) decides otherwise.

17.2.3

In any arbitration proceeding, any legal proceeding to enforce any arbitration award, or any other legal proceedings between the Parties relating to this Agreement, each Party expressly waives the defence of sovereign immunity and any other defence based on the fact or allegation that it is an agency or instrumentality of a sovereign state. Such waiver includes a waiver of any defence of sovereign immunity in respect of enforcement of arbitral awards and/or sovereign immunity from execution over any of its assets.

17.2.4	All arbitral proceedings as well as any and all information, documentation and materials in any form disclosed in the proceedings shall be strictly confidential.

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Service Agreement

Appendix 3

Service Charges

1.	GENERAL

1.1	This Appendix 3 stipulates the rules and principle for the Service Charges payable by Purchaser to Service Provider for Services delivered under this Service Agreement.

1.2	This Service Specification consists of this Appendix 3—Service Charges and its Schedule 3a—Hourly Rates which lists the currently applicable hourly rates for Service Provider’s staff.

2.	DEFINITIONS

2.1	Any capitalised terms used but not specifically defined herein shall have the meanings set out for such terms in the Service Agreement.

3.	SERVICE CHARGE

3.1

Based on the hourly rates for Service Provider’s staff (as per Schedule 3a) in effect [***], the Services delivered by the Service Provider will be charged as follows (all amounts relates to Purchaser’s share and are in [***]SEK):

[***]

3.1.1

The Parties agree that the amounts mentioned in the table above are estimates based on the information available in [***] and are aware that the hourly rates, allocation of generic support budgets and third party fees are updated from time to time and that such updates shall form the base for the actually invoiced amount.

3.2

For budget purposes, in November each calendar year, Service Provider shall to Purchaser present a forecast of costs and Service Charges for the coming year. If any of the cost elements changes, as described in Section 3.1.1 above, after such forecast has been presented, Service Provider shall update the forecast accordingly and without undue delay inform Purchaser.

3.3

In cases when Service Provider performs Change Management activities as set forth in Appendix 5, costs for such activities that cannot be included and invoiced under the activity categories described in Section 3.1 above, shall be charged to Purchaser, for its agreed share, using the “arm’ length principle”.

4.	ADDITIONAL SERVICE CUSTOMERS

4.1

In the event that other Service Customers (as defined in Appendix 1) are added, the Parties shall agree the commercial conditions for such customer and how the proceedings shall be distributed between the Parties. The rule shall be that the additional Service Customer’s contribution to the shared resources and costs (including the Service Customer’s license fee) shall be equally beneficial to the Parties.

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PS20-034 Service Agreement Schedule 3a

Houly Rates

[***]

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Appendix 4

PS20-034 GOLD platform Operations, Maintenance and Support

Expenses

[***]

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SERVICE AGREEMENT

APPENDIX 5

CHANGE MANAGEMENT

1.	GENERAL

1.1

This Change Management definition is a part of the Service Agreement executed between Service Provider and Purchaser. This document defines the framework, principles and prerequisites for the joint decision process governing (substantial) changes, such as very large bug fixes or new development, to the platform not covered by regular maintenance as described in Appendix 1 of this agreement.

1.2	This Change Management definition consists of this Appendix 5- Change Management and its Appendix 5.1—Change Request Template to be used as further explained in Section 5.3 below.

2.	DEFINITIONS

2.1	Any capitalised terms used but not specifically defined herein shall have the meanings set out for such terms in the Service Agreement and its appendices.

3.	GENERAL DESCRIPTION

3.1	The Parties have agreed to that Service Provider shall facilitate and drive the Change Management process as defined by this document.

3.2	The overall objective is to define the Change Management process, establish and secure the mandate and authority for both Parties regarding change and cost-driving decisions for the Platform.

4.	ASSUMPTIONS/PRE-REQUISITES

4.1	Requests from either Party of changes and/or new development, must fall within the overall purpose and scope of the platform.

4.2	New development requested by Purchaser is financed, partly or in whole, by Purchaser according to pre-defined rates.

4.3

New development requested by either Party is prioritized fairly between both Parties according to agreed prioritization criteria; and implemented and deployed within, by that aspect, a reasonable time frame (requests mustn’t be postponed indefinitely).

4.4	New development (or any change of the Platform) should to the furthest extent possible be agreed upon and financed equally by both Parties.

4.5	Larger critical or severe bug fixes, requiring additional resources than assigned operational DevOps team considering time constraint and criticality, are financed equally by both Parties.

4.6

Increased cost (for support, maintenance, operations, future development or other) induced by change or new development requests specific to one Party, falls in its entirety on the requesting Party, until the time the other Party also incorporates the change on their version of the Platform (code, activated or inactivated, deployed to production).

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4.7	Both Parties agree to strive for the following goals:

•	low cost of operations and new development

•	high quality architecture, information and capabilities (end-user services)

•	common set of Platform capabilities with no or only minor individual differences

•	enable the Platform for, and provide services to, third-party customers

5.	DESCRIPTION OF CHANGE MANAGEMENT PROCESS

5.1	Change Management Committee (“Committee”)

5.1.1	Composition

The Committee should consist of at least four persons, equally representing the Parties.

Both Parties must secure representation in each meeting, independent if the Party in question has pending change or development requests or not.

Both Parties must secure participations of persons with business and technical insight of the Platform to secure alignment and insight.

The Parties agree that some decisions, such as but not limited to financial decisions, might require approval from a Party’s senior management and that each Party shall be given the opportunity, within reasonable time, to obtain such approval when necessary.

5.1.2	Schedule

The Committee should meet at least once per quarter.

Extra Committee meetings can be requested by any Party and are mandatory if not more frequent than once every thirty (30) days, also considering the quarterly meeting.

Service Provider is responsible for organizing and leading the Committee meetings and securing necessary facilities.

Both Parties are equally responsible for securing an eligible time slot within thirty (30) days of any extra Committee meeting request.

5.1.3	Mandate

The Committee can decide on Platform changes including, but not limited to:

•	Bug fixes

•	Appearance and user experience

•	Functions and capabilities

•	Architecture

•	Monitoring and alerts

•	3rd party software and hardware The Committee can recommend but not decide on:

•	Organization or team setup (staffing of support, maintenance, operations and similar)

•	Exceptions of policy and compliance Deviations from change priority (as defined in section 5.4) considering submitted requests (order of implementation) must be agreed by both Parties.

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5.2	Execution of authority and voting rights.

Each Party has the equal amount and value of votes, with the exception of:

•

Service Provider has the right to, in the event of lack of resources or relevant competence, reject a unique Purchaser request which falls within the Platform scope and purpose. In such case, the Parties shall use their best effort to jointly find a possible solution without the engagement of Service Provider’s resources.

•	Service Provider has the final say (and hence full authority) regarding staffing for support, maintenance, operations and similar.

Decisions on staffing for support, maintenance and operations should in its furthest extent possible be agreed between both Parties.

5.3	Repository tool & process

Change requests can be submitted by e-mail to [***] using the provided Change template, attached to this Service Agreement as Appendix 5.1.

Service Provider is responsible for registering and updating each request in appointed repository tool—Azure DevOps—as requested and decided by the Committee. The tool provides functionality which enables review, update, prioritization, assignment and status change of requests.

Service Provider is responsible for providing an assessment of each change in terms of feasibility, cost, time and other consequences, with the target of latest four (4) weeks after submittal.

For the avoidance of doubt, the resources and costs associated with the performance of such assessment shall be charged according to Appendix 3, Service Charges.

5.4	Platform change priority:

1.	Bug fixes of critical or severe magnitude

2.	Legal requirements with ratification due dates considered

3.	Business critical changes and improvements

4.	Business opportunities, including enablers for (new) Platform customers

5.	Nice to have features & minor bug fixes

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SERVICE AGREEMENT

APPENDIX 5.1

CHANGE REQUEST TEMPLATE

1.	DATE OF REQUEST

1.1	[Date]

1.2	Ex: [***]

2.	REQUESTOR INFO

2.1	[Name, company, role, mobile, e-mail]

2.2	Ex: [***]

3.	DESCRIPTION

3.1	[General description of the change]

3.2	Ex: [***]

4.	SITE REFERENCE, LOCATION | COMPONENT

4.1	[What site, menu item, page and/or page component the change would apply to (if applicable)]

4.2	Ex: [***]

5.	HYPOTHESIS

5.1	[Who the change is for and why should it be done]

5.2	Ex: [***]

6.	BUSINESS OUTCOME

6.1	[Assumed benefits—qualitatively and quantitively]

6.2	Ex: [***]

7.	NON-FUNCTIONAL REQUIREMENTS

7.1	[Performance, availability, capacity, characteristics, etc.]

7.2	Ex: [***]

8.	DEPLOYMENT TIME PLAN

8.1	[Target date or deadline]

8.2	Ex: [***]

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